AMENDMENT NO. 8
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     This Amendment dated as of December 1, 2011, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to (i) change the name of Invesco Select Real Estate Income Fund to Invesco Global Real Estate Income Fund and (ii) remove the following series portfolios: Invesco Multi-Sector Fund, Invesco Balanced Fund, Invesco Dividend Growth Securities Fund, Invesco Fundamental Value Fund, Invesco Large Cap Relative Value Fund, Invesco New York Tax Free Income Fund, Invesco Van Kampen Core Equity Fund and Invesco Van Kampen Equity Premium Income Fund;
     NOW, THEREFORE, the parties agree as follows;
Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco California Tax-Free Income Fund	February 12, 2010
Invesco Core Plus Bond Fund	June 2, 2009
Invesco Equally-Weighted S&P 500 Fund	February 12, 2010
Invesco Floating Rate Fund	July 1, 2006
Invesco S&P 500 Index Fund	February 12, 2010
Invesco Global Real Estate Income Fund	March 12, 2007
Invesco Structured Core Fund	July 1, 2006
Invesco Van Kampen American Franchise Fund	February 12, 2010
Invesco Van Kampen Equity and Income Fund	February 12, 2010
Invesco Van Kampen Growth and Income Fund	February 12, 2010
Invesco Van Kampen Pennsylvania Tax Free Income Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Van Kampen Small Cap Growth Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr Senior Vice President

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